IART-2024-12.31-EX-19.1(a)

Distribution: All Company Personnel	Subject: Trading in Securities by Company Personnel Policy
Effective Date: September 29, 2005	Page	Section:
Revision Date: February 20, 2025	Issued by the: Law Department

Note: This policy is supplemented by a shorter FAQ which is also available on the Company’s internal policy portal. We encourage you to read the FAQ in conjunction with the full policy, as the FAQ addresses common questions and is designed to communicate the essentials of this policy.

Intent
This Trading in Securities by Company Personnel Policy (the “Policy”) of Integra LifeSciences Holdings Corporation (the “Company”) provides guidelines with respect to transactions in the securities of the Company and the handling of confidential information about the Company and the companies with which the Company engages in transactions or does business.

Scope
This Policy applies to all members of the Company’s Board of Directors (the “Board”), executive officers and employees, including employees of subsidiaries and temporary employees. The restrictions described in this Policy also apply to your Related Parties (as defined below). Members of the Board, executive officers and other employees are expected to be responsible for compliance with this policy by their Related Parties.

The restrictions set forth in this Policy will continue to apply even following the conclusion of an individual’s relationship with the Company for so long as such individual is in possession of material nonpublic information about the Company.
Responsibility
All individuals or entities subject to this Policy applies should carefully read this Policy and follow its directives at all times. Failure to adhere to this Policy may result in immediate disciplinary measures being taken including, in appropriate cases, termination.

For questions about this Policy or its application to a particular transaction, individuals or entities should contact Eric Schwartz or Lesha Shinn.

Policy
1.No Trading or Causing Trading While in Possession of Material Nonpublic Information.
(a)No individual or entity subject to this Policy may purchase or sell, or offer to purchase or sell, any Company security, whether or not issued by the Company, while in possession of
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material nonpublic information about the Company. The terms “material” and “nonpublic” are defined in the section of this Policy entitled “Definitions” below.

(b)No individual or entity subject to this Policy who knows of any material nonpublic information about the Company may communicate that information to tip (as defined below) any other person, including family members and friends, or otherwise disclose such information without the Company’s authorization. This prohibition applies whether or not you derive, or even intend to derive, any profit or other benefit from another’s actions.

(c)No individual or entity subject to this Policy may purchase or sell any security of any other publicly traded company while in possession of material nonpublic information regarding such other publicly traded company which was obtained in the course of such individual’s or entity’s involvement with the Company. No individual or entity subject to this Policy who knows of any such material nonpublic information may communicate that information to, or tip, any other person, including family members and friends, or otherwise disclose such information without the Company’s authorization.

(d)For compliance purposes, you should never trade, tip or recommend securities (or otherwise cause the purchase or sale of securities) while in possession of information that you have reason to believe is material and nonpublic about the Company (or was otherwise obtained in the course of your involvement with the Company) unless you first consult with, and obtain the advance approval of, the Law Department (pursuant to the procedures set forth below).

(e)Covered Persons (as defined below) must “pre-clear” all trading in securities of the Company in accordance with the procedures set forth below and as described in greater detail in the Company’s Trading Window Policy.

How Transactions will be Reviewed. Remember, if your securities transactions or sharing of information becomes the subject of scrutiny, such actions will be viewed after-the-fact and with the benefit of hindsight. As a result, before engaging in any transaction or sharing any information, you should carefully consider how regulators and others might view your actions in hindsight. Unless you are a Covered Person, you are not, in general, required to request permission to trade Integra’s stock. If you believe, however, that there is any possibility that information in your possession is material nonpublic information, please consult with Eric Schwartz or Lesha Shinn before you buy or sell. Covered Persons must pre-clear all transactions in the Company’s securities in accordance with the procedures set forth in the Company’s Trading Window Policy.

2.Definitions. For purposes of this Policy, the following terms shall have the meanings set forth below:

(a)Covered Persons. Covered Persons means all the members of the Board, executive officers of the Company and other members of management and certain employees designated by the Company from time to time as “Covered Persons” because of their position, responsibilities or their actual or potential access to material information.

(b)Material. The key to determining whether information about a public company is “material” is whether the information would be likely to affect the market price of such
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public company’s securities or if it is otherwise information a reasonable investor would want to know before making an investment decision in such public company.

Although by no means an all-inclusive list, information about the following types of information or matters may be considered to be material depending on the specific facts and circumstances associated with each:
•financial results, including sales results, and expectations, including the fact that actual results are inconsistent with consensus expectations;
•changes in management or the Board;
•FDA actions with respect to the quality systems and operations at our manufacturing sites, including the issuance of significant observations on Form 483, warning letters or other enforcement actions;
•FDA actions with respect to products or clinical trials;
•results of preclinical tests or clinical trials;
•new products or discoveries;
•achieving, or failing to achieve, patent milestones;
•actual or potential litigation or governmental investigations concerning the Company or any of its officers or directors;
•significant write-downs in assets or increases in reserves;
•major contract awards or cancellations;
•the gain or loss of a substantial customer or supplier;
•possible mergers, joint ventures, tender offers, acquisitions or dispositions (including proposals, plans or agreements, even in preliminary in nature, regarding any of the foregoing);
•a change in the company’s accountants or notification that the company may no longer rely on the auditor’s audit report;
•major changes in accounting methods or policies;
•the bankruptcy or financial liquidity problems of the Company, any subsidiary or a company with which the Company does business;
•cybersecurity risks and incidents, including vulnerabilities and breaches; and
•events regarding our securities, such as defaults, changes in dividend policies, a declaration of a stock split or pending public or private sales of debt or equity securities.
Material information is not limited to historical facts but may also include projections and forecasts. With respect to a future event, such as a merger, acquisition or introduction of a new product, the point at which negotiations or product development are determined to be material is determined by balancing the probability that the event will occur against the magnitude of the effect the event would have on a company’s operations or stock price should it occur. Thus, information concerning an event that would have a large effect on stock price, such as a merger, may be material even if the possibility that the event will occur is relatively small. When in doubt about whether particular nonpublic information is material, you should presume it is material.

If you are unsure whether information is material, you should either consult Eric Schwartz or Lesha Shinn or assume that the information is material.

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(c)Nonpublic. Insider trading prohibitions come into play only when you possess information that is material and “nonpublic.” The fact that information has been disclosed to a few members of the public does not make it public for insider trading purposes.

To be “public” the information must have been (1) broadly disseminated in a manner designed reach investors generally, such as through a press release or SEC (as defined below) filing, and (2) the marketplace has had time to absorb the information.

To be “public” the information must have been disseminated in a manner designed to reach the investing public generally, and the investing public must have been given the opportunity to absorb the information. As a general rule, information should not be considered fully absorbed by the investing public until the end of the second full trading day after such information has been publicly disclosed. For example, if information is publicly disclosed on a Monday after the trading day begins (or on a Tuesday before trading begins), trading should not take place until Thursday.

As with questions of materiality, if you are not sure whether information is considered public, you should either consult with Eric Schwartz or Lesha Shinn or assume that the information is nonpublic and treat it as confidential.

(d)Related Parties. Related Parties means, collectively, an individual’s spouse, minor children and anyone else living in such person’s household, partnerships in which such person is a general partner, trusts of which such person is a trustee and estates of which such person is an executor.

(e)SEC. SEC means the Securities and Exchange Commission.

(f)Tip or Tipping. Tip or Tipping means the act of providing material nonpublic information about a publicly traded company or a security to a person who is not authorized to have such information.
3.Prohibited Transactions. In addition to the foregoing restrictions on buying or selling of certain securities when in possession of material nonpublic information, individuals and entities subject to this Policy are prohibited from engaging in the following transactions:
(a)Short-Term Trading. Individuals or entities subject to this Policy who buy or sell Company securities may not effect any opposite way transaction of any Company securities of the same class for at least six months after the purchase.

(b)Short sales. Individuals or entities subject to this Policy may not sell the Company’s securities short.

(c)Options Trading. Individuals or entities subject to this Policy may not buy or sell puts or calls or other derivative securities on the Company’s securities.

(d)Trading on margin or pledging. Individuals or entities subject to this Policy may not hold Company securities in a margin account or pledge Company securities as collateral for a loan or in any other arrangement.

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(e)Hedging Strategies. Individuals and entities subject to this Policy may not enter into hedging or monetization transactions, including investing in puts, calls, short sales, futures contracts, prepaid variable forward contracts, equity swaps, options, collars, direct or indirect interests in an exchange fund or other derivative instruments relating to the Company’s securities, or similar arrangements with respect to Company securities.
4.The Rule 10b5-1 Exception and Trading Window Group.
(a)Rule 10b5-1 Plans. Transactions made under a pre-existing written plan, contract, instruction, or arrangement pursuant to Rule 10b5-1 of the Securities Exchange Act of 1934, as amended, are not subject to trading restrictions relating to material nonpublic information set forth in this Policy.

Such trading plans may only be established while the Company’s trading window is open and while the individual or entity establishing such plan is not in possession of material nonpublic information. Any trading plan established in reliance on Rule 10b5-1 must meet all of the requirements set forth under Rule 10b5-1. Typically, establishment of a Rule 10b5-1 trading plan requires the assistance of qualified counsel, along with the confirmation and approval of the Law Department. Please contact Eric Schwartz or Lesha Shinn prior to initiating the establishment of such a trading plan.
(b)Trading Window Group. Under a separate policy applicable to Covered Persons, the Company requires that Covered Persons limit their transactions in Integra securities to defined time periods, or trading windows, following public dissemination of quarterly and annual financial results. Such Covered Persons are also required to “preclear” all transactions in the Company’s securities by notifying the Company prior to entering into any such transactions and to observe other restrictions designed to minimize the risk of apparent or actual insider trading. The purpose of these additional trading restrictions is to prevent any individual involved in the preparation of the Company’s financial statements or the Company’s periodic reports containing financial statements from trading before the Company’s financial results are released and disseminated into the market.

Information regarding the operation of the trading window and pre-clearance procedures are set forth in Trading Window Policy. If you are a Covered Person, you are required to comply with the requirements of both this Policy and the Trading Window Policy.

Integra may, from time to time, restrict all employees (not just Covered Persons) from trading Integra stock during certain periods of time to conform to SEC requirements. Integra will clearly announce any such trading restrictions through the ordinary channels of corporate communication, including email.
Potential Criminal and Civil Liability; Potential Loss of Employment
Penalties for trading on or communicating material nonpublic information can be severe, both for individuals involved in such unlawful conduct and their employers and supervisors, and may include jail terms, criminal fines, civil penalties and civil enforcement injunctions. Given the severity of the potential penalties, compliance with this Policy is mandatory.

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1.Legal Penalties: A person who violates insider trading laws by engaging in transactions in a company’s securities when he or she has material nonpublic information can be sentenced to a substantial jail term and required to pay a criminal penalty of several times the amount of profits gained or losses avoided.

In addition, a person who tips others may also be liable for transactions by the tippees to whom he or she has disclosed material nonpublic information. Tippers can be subject to the same penalties and sanctions as the tippees, and the SEC has imposed large penalties even when the tipper did not profit from the transaction.

The SEC can also seek substantial civil penalties from any person who, at the time of an insider trading violation, “directly or indirectly controlled the person who committed such violation,” which would apply to the Company and/or management and supervisory personnel. These control persons may be held liable for significant monetary penalties. Even for violations that result in a small or no profit, the SEC can seek penalties from a company and/or its management and supervisory personnel as control persons.

2.Company-Imposed Penalties: Employees who violate this Policy may be subject to disciplinary action by the Company, including dismissal for cause. Any exceptions to the Policy, if permitted, may only be granted by the Law Department and must be provided before any activity contrary to the above requirements takes place.
General Confidentiality Obligations
This Policy describes the standards of Integra LifeSciences Holdings Corporation and its subsidiaries on trading, and causing the trading of, the Company’s securities or securities of certain other publicly traded companies while in possession of material nonpublic information. The restrictions set forth in this Policy are designed to avoid misuse of material nonpublic information. The Company expects nothing short of full compliance with the letter and spirit of this Policy.

These restrictions are in addition to, and in no way alter, the general obligations that each officer, director or employee of Integra has to maintain the confidentiality of all confidential or proprietary information concerning Integra and its business, as well as any other confidential information, that may be learned in the course of an individual’s relationship with the Company. No such information is to be disclosed to any other person in Integra, unless that person has a clear need to know that information, and no such information may be disclosed to any third parties, except as required or otherwise contemplated by your function or position.
Company’s Right to Modify or Change Policies
The Company reserves the right to modify, revoke, suspend, terminate or change this Policy in whole or in part, any time, with or without notice.
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